EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Fourth Quarter and Full Year 2017 Financial Results

Results for the Fourth Quarter of 2017

  Net income of $16.3 million, or $0.50 per common unit
  Quarterly cash distribution declared, increased 1.0 cent to $0.47 per unit
  Adjusted EBITDA of $19.0 million and distributable cash flow of $17.6 million
  Distribution coverage ratio of 1.15x

OMAHA, Neb., Feb. 07, 2018 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the fourth quarter of 2017. Net income was $16.3 million, or $0.50 per common unit, for the fourth quarter of 2017 compared with $16.4 million, or $0.50 per common unit, for the same period in 2016. The partnership reported adjusted EBITDA of $19.0 million and distributable cash flow of $17.6 million for the fourth quarter of 2017, compared with adjusted EBITDA of $19.0 million and distributable cash flow of $17.8 million for the same period in 2016. Distribution coverage was 1.15x for the three months ended Dec. 31, 2017.

“We reported another solid year of consistent earnings with 9% distribution growth and a coverage ratio of 1.08x,” said Todd Becker, president and chief executive officer of Green Plains Partners. “The partnership performed well this year and we continue to focus on: organic growth, further development of downstream distribution services, and acquisitions that will diversify earnings. In addition, demand is strong for ethanol both domestically and globally. Now that Green Plains Inc. is operating its new export terminal joint venture in Beaumont, Texas, we look forward to potentially acquiring this asset in the first half of 2018.”

Full Year Highlights

  In February 2017, the partnership formed NLR Energy Logistics LLC, a 50/50 joint venture with Delek Renewables LLC to build an ethanol unit train terminal and provide approximately 100,000 barrels of storage. NLR Energy Logistics signed a five-year lease with the Little Rock Port Authority, effective June 1, 2017, and executed five-year terminal throughput agreements that will provide the terminal minimum volume commitments. Construction of the terminal is expected to be completed during the first quarter of 2018 at a total cost of approximately $7.0 million.

  On Sept. 11, 2017, John Neppl joined the company as chief financial officer of Green Plains Inc. and Green Plains Partners, replacing Jerry Peters, who retired. Mr. Peters continues as a member of the board of directors of Green Plains Holdings LLC, the general partner of Green Plains Partners. Mr. Neppl most recently served as chief financial officer of The Gavilon Group, LLC and brings extensive experience in commodity processing and trading businesses.

  On Oct. 27, 2017, the partnership upsized its revolving credit facility by $40 million, from $155 million to $195 million, accessing a portion of the $100 million accordion in place on the facility.

  On Jan. 18, 2018, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.47 per unit, or approximately $15.3 million, for the quarter ended Dec. 31, 2017. The fourth quarter distribution is payable on Feb. 9, 2018, to unitholders of record at the close of business on Feb. 2, 2018.

Results of Operations
Consolidated revenues of $28.3 million for the three months ended Dec. 31, 2017, were consistent with the same period for 2016. Other revenue, which increased $0.5 million due to the expansion of the partnership’s truck fleet, was offset by revenues generated from the partnership’s terminal services agreements, which decreased $0.5 million due to lower third-party throughput volumes at the partnership’s fuel terminals.

Operations and maintenance expenses decreased $0.2 million for the three months ended Dec. 31, 2017, compared with the same period for 2016, primarily due to lower railcar lease expenses of $0.6 million, offset by higher wages and fuel expense of $0.4 million related to truck fleet expansion. Selling, general and administrative expenses increased $0.2 million for the three months ended Dec. 31, 2017, compared with the same period for 2016, primarily due to a benefit recognized during the fourth quarter of 2016 related to accrued transaction costs. Interest expense increased $0.2 million for the three months ended Dec. 31, 2017, compared with the same period last year due to the expanded credit facility and higher interest rates.

During the fourth quarter of 2017, Green Plains Inc. operated its ethanol facilities at approximately 91% of its daily average capacity, which generated revenues in excess of the minimum volume commitment, and used the remaining $0.2 million credit related to the deficiency payment charged to Green Plains Trade during the second quarter of 2017.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	2016	% Var.	2017	2016	% Var.
Product volumes
Storage and throughput services	335.0	337.4	(0.7)%	1,248.9	1,156.5	8.0%

Terminal services:
Affiliate	37.0	25.0	48.0	161.5	114.6	40.9
Non-affiliate	32.5	52.4	(38.0)	131.8	193.5	(31.9)
	69.5	77.4	(10.2)	293.3	308.1	(4.8)

Railcar capacity billed (daily average)	98.2	87.5	12.2	93.5	79.2	18.1

Liquidity and Capital Resources
Total liquidity as of Dec. 31, 2017, was $68.6 million, including $0.5 million in cash and cash equivalents, and $68.1 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $126.9 million as of Dec. 31, 2017.

Conference Call Information
On Feb. 8, 2018, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter and full year 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.438.5524 and 719.325.2354, respectively. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, and adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and equity method investment earnings. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$502	$622
Accounts receivable, including from affiliates	19,974	20,290
Other current assets	1,158	1,363
Total current assets	21,634	22,275
Property and equipment, net	48,305	51,022
Other assets	22,329	20,479
Total assets	$92,268	$93,776

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable, including to affiliates	$7,960	$6,201
Other current liabilities	8,098	11,102
Total current liabilities	16,058	17,303
Long-term debt	134,875	136,927
Other liabilities	4,181	3,712
Total liabilities	155,114	157,942

Partners' capital	(62,846)	(64,166)
Total liabilities and partners' capital	$92,268	$93,776

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	2016	% Var.	2017	2016	% Var.
Revenues
Affiliate	$26,789	$26,025	2.9%	$100,808	$95,470	5.6%
Non-affiliate	1,461	2,260	(35.4)	6,185	8,302	(25.5)
Total revenues	28,250	28,285	(0.1)	106,993	103,772	3.1
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	8,340	8,498	(1.9)	33,501	34,211	(2.1)
Selling, general and administrative	965	768	25.7	4,223	4,423	(4.5)
Depreciation and amortization	1,330	1,427	(6.8)	5,111	5,647	(9.5)
Total operating expenses	10,635	10,693	(0.5)	42,835	44,281	(3.3)
Operating income	17,615	17,592	0.1	64,158	59,491	7.8
Other income (expense)
Interest income	20	20	-	81	83	(2.4)
Interest expense	(1,461)	(1,250)	16.9	(5,402)	(2,545)	112.3
Other, net	150	-	*	150	-	*
Total other expense	(1,291)	(1,230)	5.0	(5,171)	(2,462)	110.0
Income before income taxes	16,324	16,362	(0.2)	58,987	57,029	3.4
Income tax (expense) benefit	26	80	(67.5)	(109)	(224)	(51.3)
Equity investment loss	(11)	-	*	(11)	-	*
Net income	$16,339	$16,442	(0.6)%	$58,867	$56,805	3.6%

Net income attributable to partners' ownership interests:
General partner	$326	$329	(0.9)%	$1,177	$1,136	3.6%
Limited partners - common unitholders	8,013	8,062	(0.6)	28,869	27,848	3.7
Limited partners - subordinated unitholders	8,000	8,051	(0.6)	28,821	27,821	3.6

Earnings per limited partner unit (basic and diluted):
Common units	$0.50	$0.50	-	$1.81	$1.75	3.4%
Subordinated units	$0.50	$0.50	-	$1.81	$1.75	3.4%

Weighted average limited partner units outstanding (basic and diluted):
Common units	15,922	15,910		15,916	15,904
Subordinated units	15,890	15,890		15,890	15,890

Supplemental Revenues Data:
Storage and throughput services	$16,748	$16,873	(0.7)%	$62,443	$57,827	8.0%
Terminal services	2,593	3,061	(15.3)	11,309	11,954	(5.4)
Railcar transportation services	7,770	7,732	0.5	29,939	31,295	(4.3)
Other	1,139	619	84.0	3,302	2,696	22.5
Total revenues	$28,250	$28,285	(0.1)%	$106,993	$103,772	3.1%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$58,867	$56,805
Noncash operating adjustments:
Depreciation and amortization	5,111	5,647
Deferred income taxes	20	(2)
Other	1,018	1,068
Net change in working capital	(962)	(1,323)
Net cash provided by operating activities	64,054	62,195

Cash flows from investing activities:
Purchases of property and equipment	(1,914)	(537)
Equity method investment	(2,248)	-
Acquisition of assets from sponsor	-	(62,312)
Acquisition of assets	-	(90,000)
Net cash used by investing activities	(4,162)	(152,849)

Cash flows from financing activities:
Payments of distributions	(57,771)	(53,125)
Net proceeds (payments) - revolving credit facility	(2,100)	129,000
Other	(141)	(984)
Net cash provided (used) by financing activities	(60,012)	74,891

Net change in cash and cash equivalents	(120)	(15,763)
Cash and cash equivalents, beginning of period	622	16,385
Cash and cash equivalents, end of period	$502	$622

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$16,339	$16,442	$58,867	$56,805
Interest expense	1,461	1,250	5,402	2,545
Income tax expense (benefit)	(26)	(80)	109	224
Depreciation and amortization	1,330	1,427	5,111	5,647
Minimum volume commitment adjustments (1)	(182)	-	-	-
Transaction costs	-	(135)	-	351
Unit-based compensation expense	60	61	219	143
Adjusted EBITDA	18,982	18,965	69,708	65,715
Interest paid or payable	(1,461)	(1,250)	(5,402)	(2,545)
Income taxes paid or payable	46	82	(89)	(226)
Maintenance capital expenditures	(2)	(13)	(184)	(265)
Equity investment loss (2)	11	-	11	-
Distributable cash flow	$17,576	$17,784	$64,044	$62,679
Distributions declared (3)	$15,306	$13,953	$59,124	$54,022
Coverage ratio	1.15x	1.27x	1.08x	1.16x

(1) Adjustments related to the storage and throughput quarterly minimum volume commitment.
(2) Represents undistributed loss in our equity investment in NLR Energy Logistics LLC.
(3) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com